Exhibit 5.1

[LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]

January 11, 2018

Santander Holdings USA, Inc.

75 State Street

Boston, Massachusetts 02109

Ladies and Gentlemen:

We have acted as special counsel to Santander Holdings USA, Inc. (the “Company”), a Virginia corporation, in connection with the registration, pursuant to a registration statement on Form S-4 (the “Registration Statement”), initially filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the “Act”), on January 11, 2018, relating to the proposed offer by the Company to exchange (the “Exchange Offer”) (i) an aggregate principal amount of up to $1,400,000,000 of the Company’s outstanding 3.700% Senior Notes due 2022 (the “2022 Old Notes”) for an equal principal amount of the Company’s registered 3.700% Senior Notes due 2022 (the “2022 Exchange Notes”), (ii) an aggregate principal amount of up to $1,000,000,000 of the Company’s outstanding 3.400% Senior Notes due 2023 (the “2023 Old Notes”) for an equal principal amount of the Company’s registered 3.400% Senior Notes due 2023 (the “2023 Exchange Notes”) and (iii) an aggregate principal amount of up to $1,050,000,000 of the Company’s outstanding 4.400% Senior Notes due 2027 (the “2027 Old Notes” and, together with the 2022 Old Notes and the 2023 Old Notes, the “Old Notes”) for an equal principal amount of the Company’s registered 4.400% Senior Notes due 2027 (the “2027 Exchange Notes” and, together with the 2022 Exchange Notes and the 2023 Exchange Notes, the “Exchange Notes”), in each case the exchange of which will be registered under the Act.

The Company is proposing to conduct the Exchange Offer in accordance with the terms of Registration Rights Agreements with respect to the Old Notes dated as of (i) March 27, 2017 (the “March 2017 Registration Rights Agreement”) by and among the Company and J.P. Morgan Securities LLC, Santander Investment Securities Inc., Barclays Capital Inc. and UBS Securities LLC, as representatives of the initial purchasers referenced therein, (ii) July 13, 2017 (the “July 2017 Registration Rights Agreement”) by and among the Company and Barclays Capital Inc., Citigroup Global Markets Inc., Santander Investment Securities Inc. and RBC Capital Markets, LLC, as representatives of the initial purchasers referenced therein and (iii) December 18, 2017 (the “December 2017 Registration Rights Agreement” and, collectively with the March 2017 Registration Rights Agreement and the July 2017 Registration Rights Agreement, the “Registration Rights Agreements”) by and among the Company and J.P. Morgan Securities LLC, Barclays Capital Inc., Santander Investment Securities Inc. and Wells Fargo Securities, LLC, as representatives of the initial purchasers referenced therein.

The 2022 Old Notes were issued, and the 2022 Exchange Notes will be issued, under an indenture, dated as of April 19, 2011 (the “Senior Debt Indenture”), as amended by the eighth supplemental indenture, dated as of March 1, 2017 (the “Eighth Supplemental Indenture”), and as supplemented by the ninth supplemental indenture, dated as of March 27, 2017 (the “Ninth Supplemental Indenture”), in each case between us and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”). The 2027 Old Notes were issued, and the 2027 Exchange Notes will be issued, under the Senior Debt Indenture, as amended by the Eighth Supplemental Indenture and as supplemented by the twelfth supplemental indenture, dated as of July 13, 2017 (the “Twelfth Supplemental Indenture”), between us and the Trustee. The 2023 Old Notes were issued, and the 2023 Exchange Notes will be issued, under the Senior Debt Indenture, as amended by the Eighth Supplemental Indenture and as supplemented by the fifteenth supplemental indenture, dated as of December 18, 2017 (the “Fifteenth Supplemental Indenture”), between us and the Trustee. In connection with the Exchange Offer, the Company intends to enter into a sixteenth supplemental indenture (the “Sixteenth Supplemental Indenture”) in order to effect the Exchange Offer. We refer to the Senior Debt Indenture, as amended by the Eighth Supplemental Indenture and as supplemented by the Ninth Supplemental Indenture, as the “2022 Indenture.” We refer to the Senior Debt Indenture, as amended by the Eighth Supplemental Indenture and as supplemented by the Twelfth Supplemental Indenture, as the “2027 Indenture.” We refer to the Senior Debt Indenture, as amended by the Eighth Supplemental Indenture and as supplemented by the Fifteenth Supplemental Indenture, as the “2023 Indenture” and, collectively with the 2022 indenture and the 2027 indenture, as the “Indentures.”).

In rendering the opinions expressed in this letter, we have examined the Registration Statement, the Indentures, the forms of the Exchange Notes, and originals or copies certified or otherwise identified to our satisfaction of such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate for the purposes of this letter. The Exchange Notes and the Indentures are referred to herein as the “Transaction Documents.”

We have also conducted such investigations of fact and law as we have deemed necessary or advisable for purposes of this letter. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies and the legal capacity of all individuals executing such documents. As to any facts material to the opinions expressed below, we have, with your consent, relied upon the statements, certificates and representations of officers and other representatives of parties to the Transaction Documents and of the Company. We have also assumed (i) the valid authorization, execution and delivery of the Transaction Documents by each party thereto, (ii) that each such other party (in the case of parties which are not natural persons) has been duly organized and is validly existing and in good standing under its jurisdiction of organization, (iii) that each such other party has the legal capacity, power and authority to perform its obligations thereunder and (iv) that each of the Transaction Documents constitutes the valid and binding obligation of each party thereto, enforceable against it in accordance with its terms (other than as expressly covered by our opinions below in respect of the Company ). We have also assumed that the execution, delivery and performance of the Transaction Documents by each party thereto have been duly authorized by all necessary action (corporate or otherwise) and do not (x) contravene its respective certificate or articles of incorporation, limited liability company agreement, bylaws or other organizational documents, (y) violate any law, rule or regulation applicable to it, or (z) result in any conflict with, or breach of any agreement or document binding on it. In addition, the enforceability of indemnification and contribution provisions may be limited by applicable law and public policy considerations. Furthermore, the manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it.

We are members of the Bar of the State of New York, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Transaction Documents or the transactions governed by the Transaction Documents, in each case as in effect on the date hereof (the “Relevant Laws”). Without limiting the generality of the foregoing definition of Relevant Laws, the term “Relevant Laws” does not include any law, rule or regulation that is applicable to the Company and the Transaction Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Transaction Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the Commonwealth of Virginia, we have relied upon the opinion dated hereof of McGuireWoods LLP, which opinion letter is being filed as an exhibit to the Registration Statement.

Based upon the foregoing, and subject to the qualifications set forth in this letter, it is our opinion that when (i) the Registration Statement has become effective under the Act, (ii) the Old Notes have been exchanged in the manner described in the prospectus forming a part of the Registration Statement, (iii) the Exchange Notes have been duly executed, authenticated, issued and delivered by the Company in accordance with the terms of the Indentures, against receipt of the Old Notes surrendered in exchange therefor, (iv) the Indentures has been duly qualified under the Trust Indenture Act of 1939, as amended, and (v) applicable provisions of “blue sky” laws have been complied with, the Exchange Notes proposed to be issued pursuant to the Exchange Offer will constitute valid and legally binding obligations of the Company, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights or remedies generally and by general equitable principles (whether considered in a proceeding in equity or at law).

The opinions expressed herein are subject to the following qualifications and comments:

a) Any provisions of the Transaction Documents that permit any party thereto to take action or make determinations, or to benefit from indemnities and similar undertakings of any party to the Transaction Documents, may be subject to a requirement that such action be taken or such determinations be made, and any action or inaction by such party that may give rise to a request for payment under such an undertaking be taken or not taken, on a reasonable basis and in good faith.

b) We express no opinion as to (i) whether a federal or state court outside New York would give effect to any choice of law provided for in the Transaction Documents, (ii) any provisions of the Transaction Documents that relate to the subject matter jurisdiction of the federal or state courts of a particular jurisdiction to adjudicate any controversy related to the Transaction Documents or the transactions contemplated thereby, (iii) any waiver of inconvenient forum set forth in the Transaction Documents or (iv) any waiver of jury trial found in the Transaction Documents.

We hereby consent to the filing of a copy of this letter as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. This letter speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this letter.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz